EXHIBIT 99.1

Riverwood International Announces Termination of Tender Offers and Consent
Solicitations for Senior Subordinated Notes and Senior Notes

     Atlanta, GA (September 6, 2002) – Riverwood Holding, Inc. and Riverwood International Corporation announced today the termination of Riverwood International’s pending cash tender offers to purchase any and all of its outstanding 10-7/8% Senior Subordinated Notes due 2008 (CUSIP No. 769507AJ3), 10-5/8% Senior Notes due 2007 issued in July 1997 (CUSIP No. 769507AM6) and 10-5/8% Senior Notes due 2007 issued in June 2001 (CUSIP No. 769507AQ7), and the related consent solicitations. Each tender offer had been set to expire at 5:00 P.M., New York City time, on Friday, September 6, 2002.

     Consummation of each tender offer had been subject to certain conditions, including the consummation of the proposed initial public offering of common stock of Riverwood Holding. The tender offers and the related consent solicitations are being terminated as a result of current equity market conditions affecting the timing of the proposed initial public offering by Riverwood Holding. Riverwood Holding continues to pursue its proposed initial public offering, subject to market conditions. There can be no assurance that the proposed initial public offering will be completed.

     Notes tendered pursuant to the tender offers will be promptly returned to tendering holders or, in the case of Notes tendered by book-entry transfer, will be credited to the account maintained at The Depository Trust Company from which such Notes were delivered. As a result of the termination of the tender offers and the related consent solicitations, the proposed amendments to the indenture for each series of Notes in connection with the tender offers and the related consent solicitations will not become operative.

     Riverwood, headquartered in Atlanta, Georgia, is a leading provider of paperboard packaging solutions and paperboard to multinational beverage and consumer products companies.

     A registration statement relating to Riverwood Holding’s common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Source: Riverwood Holding, Inc. and Riverwood International Corporation

Contact: Steve Myers (770) 644-3022